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                                                                  CONFORMED COPY

INVESTMENT COMMITMENT AGREEMENT dated February 10, 1998 between Alexander P. Lynch (the "STOCKHOLDER") and Canadian National Railway Company, a corporation organized under the laws of Canada (the "COMPANY").

WHEREAS, the Company intends to acquire Illinois Central Corporation ("IC"), a Delaware company, pursuant to an agreement and plan of merger (the "MERGER AGREEMENT") dated as of the date hereof.

WHEREAS, the Stockholder is the beneficial owner of certain options to purchase shares of common stock, par value $0.001 per share, of IC ("IC COMMON STOCK").

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and, intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     SECTION 1.01. BINDING AGREEMENT. The Stockholder has full legal power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms.

     SECTION 1.02. NON-CONTRAVENTION. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not and will not (a) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Stockholder or (b) constitute a default under any provision of any agreement, contract or other instrument binding upon the Stockholder.

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                                   ARTICLE 2

                              ROLLOVER OF OPTIONS

     SECTION 2.01. AGREEMENT TO ROLL OVER OPTIONS. The Stockholder agrees, subject to applicable law, that at the Effective Time (as defined in the Merger Agreement) he will permit all options ("OPTIONS") to purchase shares of IC Common Stock then owned by him to be amended and converted into options to purchase shares of common stock, no par value, of the Company ("CN COMMON STOCK") in accordance with the terms of Section 2.07 of the Merger Agreement. The obligations of Stockholder set forth in this Section 2.01 shall terminate if the closing trading price per share of CN Common Stock on the NYSE at any time after the date of this Agreement exceeds levels anticipated by the parties.

                                   ARTICLE 3

                                VOTING OF SHARES

     SECTION 3.01. THE IC STOCKHOLDERS' MEETING. The Stockholder agrees that at any meeting of stockholders of IC held to adopt the Merger Agreement for which proxies are solicited, he will vote all of his shares in favor of such action.

                                   ARTICLE 4

                                 MISCELLANEOUS

     SECTION 4.01. TERMINATION OF THE AGREEMENT. This Agreement shall automatically terminate, without action by either party, upon the termination of the Merger Agreement in accordance with its terms or, if the Company has elected to amend the terms of the Offer to be an all-cash offer in accordance with
Section 1.04 of the Merger Agreement.

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     SECTION 4.2.  NOTICES.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to the Stockholder, to:

          Alexander P. Lynch
          c/o Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017
          Telecopy: 212-455-2502

          with copies to:

          Ronald A. Lane, Esq.
          Illinois Central Corporation
          455 North Cityfront Plaza Drive
          Chicago, Illinois 60611-5504
          Telecopy: (312) 755-7669

          John G. Finley, Esq.
          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017
          Telecopy: (212) 455-2502

          Jean Pierre Ouellet, Esq.
          Canadian National Railway Company
          935, rue de la Gauchetiere Ouest
          Montreal, (Quebec) Canada
          Telecopy: (514) 399-3779

          Winthrop B. Conrad, Jr., Esq.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: (212) 450-4800

or such other addresses or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

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     SECTION 4.3.  AMENDMENTS; NO WAIVERS.   (a) Any provision of this Agreement
may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective.

     SECTION 4.4. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 4.5. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 4.6.  ENTIRE AGREEMENT.   This Agreement and the
agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        Canadian National Railway Company


                                        By: ____________________________
                                            Name:
                                            Title:


                                        Alexander P. Lynch


                                        By: ____________________________